Exhibit 10.8

FIRST AMENDMENT TO
PROGRAM MANAGEMENT AGREEMENT
THIS FIRST AMENDMENT TO PROGRAM MANAGEMENT AGREEMENT (this "First Amendment"), dated as of July 27, 2017, is made by and between EMERALD FINANCIAL SERVICES, LLC, a limited liability company organized under the laws of Delaware ("EFS"), and BofI FEDERAL BANK, a federal savings bank ("Bank").
RECITALS
A.The Parties entered into a Program Management Agreement, dated August 31, 2015 (the "Original PMA"), which, inter alia, the Parties agreed that EFS would serve as Bank's program manager for the Program.
B.The Parties desire to amend the Original PMA in the manner set forth in this First Amendment (the Original PMA, as amended by this First Amendment, is referred to herein as the "Amended PMA").
AGREEMENT
Accordingly, in consideration of the mutual covenants and agreements of the Parties contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.Definitions. Capitalized terms not specifically defined in this First Amendment shall have the meanings set forth in the Original PMA.
2.Amendment of Section 5.2 of the Original PMA. Section 5.2 of the Original PMA is deleted in its entirety and is hereby replaced with the following new Section 5.2:
Section 5.2    Limited Exclusivity for Certain Bank Products
(a)EFS and its Affiliates will not Distribute at Retail Offices, or within the Company's DIY Software, any financial product or service offered by any other federally-insured depository institution that is substantially similar, in all material respects, to the following products or services of the Bank:
(i)prepaid debit or stored value cards (virtual or physical) and related accounts (but excluding cards (virtual or physical) and related accounts, issued online for use with designated retailers, as long as any particular card is able to be used only with a single retailer), or demand deposit cards (virtual or physical) and related accounts; or
(ii)a Refund Transfer as defined in the Original PMA as of the Effective Date.
However, the exclusivity provided under Section 5.2(a)(i) only applies to such cards or accounts that (x) are provided to a Company Customer while the Company Customer is in the Retail Office to receive tax preparation services or to apply for Emerald Advance, or within the DIY Software;

and (y) were capable of being designated by the Company Customer to receive the tax refund, Refund Transfer funds, or the proceeds of an Emerald Advance resulting from that same visit to the Retail Office or use of the DIY Software.
(b)EFS and its Affiliates will not Distribute at Retail Offices any financial product offered by any other federally-insured depository institution that is substantially similar, in all material respects, to the following product of the Bank:
(i)an Emerald Advance as defined in the Original PMA as of the Effective Date.
(c)For purposes of this Section 5.2:
(i)"Distribute" means provide a Company Customer with the financial product while the Company Customer is in the Retail Office to schedule or receive tax preparation services or to apply for Emerald Advance, or within the DIY Software.
(ii)"DIY Software" means Company-do-it-yourself tax preparation product branded with Company Licensed Marks available online on a website owned by the Company, or in the form of Company boxed tax preparation software branded with Company Licensed Marks sold in third-party retail locations or otherwise.
(iii)"Retail Office" means a physical brick-and-mortar Company Location (but not an electronic or digital location, such as a website or DIY Software).
(d)Notwithstanding this Section 5.2:
(i)EFS and its Affiliates may offer any product or service otherwise prohibited by Section 5.2(a) or (b), provided such product or service is issued or originated after the termination of the Amended PMA or any applicable Product Schedule for the relevant Bank product or service;
(ii)EFS and its Affiliates may offer a "second look" program with a different set of eligibility criteria for a Bank product or service described in Section 5.2(a) or (b) for which Bank has declined to offer based on those eligibility criteria; and
(iii)Any entity that becomes an Affiliate of Company after the date of the Amended PMA may continue to offer a financial product or service that would otherwise be prohibited by Section 5.2(a) or (b), if such Affiliate was offering such financial product or service prior to such Affiliate being acquired by, or otherwise becoming an Affiliate of, Company.
(e)The Parties agree that nothing in this Section 5.2 is intended to prohibit EFS or its Affiliates from directly or indirectly Distributing or otherwise offering, promoting or marketing, at any place and in any manner:
(i)closed-end refund anticipation loans and advances (whether interest free or for a finance charge and whether the lender is another federally-insured depository institution or not), including the Refund Advance described in Section 5.8, as well as any prequalification process for Refund Advance; or
(ii)any product or service (whether offered from another federally-

insured depository institution or not) through a financial marketplace, so long as the product or service obtained through the financial marketplace is not (x) provided while the Company Customer is in the Retail Office to schedule or receive tax preparation services or to apply for Emerald Advance, or within the DIY Software and (y) capable of being designated by the Company Customer to receive the tax refund, Refund Transfer funds, or the proceeds of an Emerald Advance resulting from that same visit to the Retail Office or use of the DIY Software.
3.Acknowledgement of Refund Advance. A new Section 5.8 is added to the Amended PMA as follows:
5.8    Refund Advance Program.
(a)EFS and its Affiliates may, in their sole discretion, choose to offer (and may plan and prepare to offer during a subsequent Tax Season, other than the Tax Season covered by the RAPA (as defined in Section 5.8(c)), a refund anticipation loan or advance (the "Refund Advance") in Company Locations. The Parties acknowledge that EFS and its Affiliates may choose any entity or entities to originate the Refund Advance (the "Refund Advance Originator"). To the extent EFS chooses Bank as the Refund Advance Originator for any Tax Season, the Parties agree that program (the "Refund Advance Program") will be documented separately from and is not part of the Amended PMA.
(b)During the Term, regardless of whether Bank is the Refund Advance Originator for any Tax Season, Bank agrees to fully cooperate and assist EFS and any Refund Advance Originator with any Refund Advance Program. These obligations to cooperate and assist extend to integration of Refund Advance with the Bank's Financial Products, including but not limited to, allowing Refund Advance loan proceeds to be loaded on a Company Customer's Emerald Card and allowing repayment of Refund Advance from an Emerald Card (including any omnibus account maintained with respect to the Emerald Card) or a Refund Transfer. Bank's obligations in this Section are subject to Applicable Law.
(c)Contemporaneous with the execution and delivery of this First Amendment, the Parties are executing and delivering a separate Refund Advance Program Agreement for Tax Season 2018 (the "RAPA"), which is a separate agreement and not part of the Amended PMA.
4.Elimination of Cross-Marketing Obligations for IRAs and Mortgages.
(a)Sections 6.4 and 6.5 of the Original PMA are deleted in their entirety.
(b)Schedule G to the Original PMA (the IRA Product Schedule), and the related Agreement dated January 12, 2017, are hereby terminated (except that the indemnification provisions of Section V of Schedule G shall survive termination).
5.Emerald Card Structure. Except as explicitly required by Applicable Law, the Parties acknowledge that any changes in product structure or to account documentation for the Emerald Card will not be implemented at any time without the prior written consent of both Parties.
6.Durbin Regulatory Event. Section 14.3(b) of the Original PMA is deleted in its entirety and is hereby replaced with the following new Section 14.3(b):
(b) Durbin Regulatory Event.

(i)Subject to Section 14.3(b)(iii), if a Durbin Regulatory Event occurs, EFS shall have the right, in its sole discretion, to terminate this entire Agreement, or any of the Product Schedules with respect to Emerald Advance, Emerald Card or Refund Transfer, upon prior written notice to Bank.
(ii)So long as Regulation II (12 C.F.R. Part 235) or any successor regulation has not been repealed or modified in a manner, directly or indirectly, that precludes the occurrence of a Durbin Regulatory Event, Bank shall promptly notify EFS once it knows that Bank, together with its affiliates, will have combined assets that exceed $10 billion (or if the exemption threshold under Regulation II is amended, the then-applicable threshold amount) as of December 31st of any year during the Term. After Bank provides such notice to EFS, the Parties shall negotiate in good faith until the February 28th following such December 31st (the "Negotiation Period") for Bank to eliminate the loss to EFS of interchange and other fees caused by the Durbin Regulatory Event in a manner that is satisfactory to EFS in its sole and absolute discretion. During the Negotiation Period, EFS may also negotiate with other banks about becoming the successor to Bank if this Agreement or any Product Schedule is terminated pursuant to Section 14.3(b)(i).
(iii)EFS agrees that it will not exercise any of its termination rights under Section 14.3(b)(i) if, during the Negotiation Period, the Parties sign an amendment to the PMA in which Bank agrees to pay to EFS during the remaining Term the difference between the amount of interchange and other fees that EFS would have received under the Original PMA if no Durbin Regulatory Event had occurred, and the amount that EFS would otherwise have received following a Durbin Regulatory Event (the "Make Whole Amount"). The Parties agree that EFS's internal administrative costs are the responsibility of EFS, and not covered by the Make Whole Amount calculation. The Parties further agree that none of the limitations in Section 16.7(a) or 16.9 of the PMA apply to the Make Whole Amount.
(iv)During the Negotiation Period, the Parties will negotiate in good faith to determine the method for calculating the Make Whole Amount. If the Parties are unable to agree on such calculation, then the Parties shall designate First Annapolis Consulting (or such substitute neutral third-party agreed to by the Parties) to determine the appropriate calculation or amount. If there is a Make Whole Amount due, Bank will remit to EFS the amount determined to be due on a monthly basis, along with each Prepaid Product Compensation payment due to EFS under Exhibit 4.1 to Schedule A of the PMA. EFS has the right to audit any Make Whole Amount payment, and Bank agrees to provide the internal and external auditors and personnel of EFS reasonable access to Bank (including its facilities and records), and to Bank's Service Providers, to the extent required for audit of the accuracy of the Make Whole amount calculation, and to the extent permitted by Applicable Law.
7.Operational Requirements. Bank agrees to fully implement the operational requirements set forth in Appendix A.
8.Definition of GLBA. The definition of "GLBA" in Section 1.1 of the Original PMA is deleted in its entirety and is hereby replaced with the following new definition of "GLBA":
"GLBA" means, collectively, Title V - Privacy of the Gramm-Leach-Bliley Act, P.L. 106-102 and implementing regulations promulgated thereunder, and the standards for safeguarding customer information set forth in 12 CFR Part 30 and 16 CFR Part 314, all as they may be amended, supplemented and/or interpreted in writing from time to time by any federal Regulatory Authority.
9.Amendment of Original PMA. The terms and provisions set forth in this First Amendment shall modify and supersede the Sections specifically identified herein as well as all inconsistent terms and provisions set forth in the Original PMA. The table of contents of the Original PMA, and all cross references to Sections of the Original PMA amended or deleted by this First Amendment, are amended accordingly. All references in the Original PMA or this First Amendment to the "Agreement" shall be deemed to refer to the Amended PMA. Except as amended by this First Amendment, all other terms and conditions of the Original PMA are hereby ratified and shall remain in full force and effect.
10.Interpretation. Each Party acknowledges that its legal counsel participated in the drafting of this First Amendment, and that this First Amendment has been fully reviewed and negotiated by the Parties and their respective counsel. Accordingly, in interpreting this First Amendment, no weight shall be placed upon which Party or its counsel drafted the provision being interpreted.
11.Governing Law. This First Amendment and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws provisions.
12.Multiple Counterparts and Facsimile Signatures. This First Amendment may be executed in any number of multiple counterparts, all of which shall constitute but one and the same original. Facsimile signatures to this First Amendment shall be effective.
(signature page follows)

IN WITNESS WHEREOF, the Parties have duly executed this First Amendment to Program Management Agreement as of the day and year first above written.

EMERALD FINANCIAL SERVICES, LLC
By: /s/ Greg Steinlicht
Name: Greg Steinlicht
Title: President

BofI FEDERAL BANK
By: /s/ Gregory Garrabrants
Name: Gregory Garrabrants
Title: President and CEO

Appendix A has been omitted from the First Amendment to Program Management Agreement. Upon request, the registrant agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or similar attachment to the Program Management Agreement; provided, however, that the registrant may request confidential treatment of omitted items prior to any public disclosure.